Exhibit 99.1

AmpliTech Group Reports Strong First Quarter 2026 Revenue Growth and Significant Q1 Gross Margin Expansion YoY

Hauppauge, NY, May 13, 2026, AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGR, AMPGZ), a designer, developer, and manufacturer of advanced radio frequency (RF) microwave components, 5G communication systems and Quantum computing LNAs, today announced financial results for the quarter ended March 31, 2026.

First Quarter 2026 Highlights

● Revenue increased 48.6% year-over-year to $5.35 million, compared to $3.60 million in the first quarter of 2025.

● Gross profit increased 116.1% year-over-year to $2.57 million from $1.19 million in the prior- year period.

● Gross margin improved significantly to 48.0%, compared to 33.0% in the prior-year period.

● Manufacturing and engineering segment revenue increased to $3.28 million from $0.99 million in the prior-year quarter.

● Net loss improved 17.3% year-over-year to $(1.52) million.

● Cash, cash equivalents and marketable securities increased to approximately $18.4 million as of March 31, 2026.

● Working capital improved to approximately $25.4 million from $10.2 million on December 31, 2025. Current ratio (defined as current assets/current liabilities) improved to 4.25 from 1.68 on December 31, 2025.

● Multiple 5G and MMIC development programs advanced further into commercialization stages.

● Total Assets to Total Liabilities improved approximately 47% to $48.36 million from $32.86 million on December 31, 2025. AmpliTech Group remains debt free.

Operational and Strategic Progress

During the quarter, the Company continued to advance commercialization initiatives related to:

● 5G ORAN radio systems

● Proprietary RF and microwave technologies

● 5G MMIC chip design programs

● Satellite and defense communications applications

● Next-generation wireless infrastructure solutions

The Company also reported lower research and development expenses year-over-year as several products transitioned from active development into commercialization and deployment phases.

Balance Sheet and Liquidity

As of March 31, 2026, AmpliTech reported:

● Cash, cash equivalents and marketable securities of $18.4 million

● Total current assets of approximately $33.2 million

● Total stockholders’ equity of approximately $48.4 million

During the quarter, the Company completed both a rights offering and a registered direct offering, generating aggregate net proceeds exceeding $16 million to support growth initiatives, working capital requirements, and operational expansion.

Outlook

Management believes the Company is positioned to continue benefiting from:

● Expanding global 5G infrastructure deployment activity

● Increasing demand for RF and microwave technologies

● Continued development of ORAN ecosystem opportunities

● Growth in satellite and defense communications markets

● Increasing adoption of compact high-performance MMIC-based solutions

The Company remains focused on:

● Expanding revenue scale

● Improving operational leverage

● Strengthening internal controls and infrastructure

● Increasing commercialization activity

● Supporting long-term sustainable growth

“The first quarter of 2026 reflects meaningful progress across several areas of our business,” said Fawad Maqbool, Chief Executive Officer of AmpliTech Group. “We achieved substantial revenue growth YoY, expanded gross margins significantly, strengthened our balance sheet, and continued transitioning key technologies from development into commercial deployment.”

Mr. Maqbool continued, “We believe our investments in 5G ORAN radio technologies, MMIC design capabilities, and advanced RF systems are beginning to contribute more meaningfully to operational performance. We are encouraged by the increasing demand environment for next-generation wireless infrastructure and remain focused on disciplined execution, operational scalability, and long-term shareholder value creation.” Mr. Maqbool concluded: “The Company continues to believe its full-year revenue guidance remains achievable; however, based on current customer delivery schedules, production timing, and anticipated order flow, the Company expects revenue recognition to be more heavily weighted toward the second half of the year”.

About AmpliTech Group, Inc.

AmpliTech Group, Inc. (NASDAQ: AMPG, AMPGR, AMPGZ) designs, develops, and manufactures advanced RF and microwave signal-processing components and systems for satellite, 5G/6G telecom, quantum computing, defense, and space applications. Its five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductor Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group 5G Divisions work symbiotically and serve customers worldwide. Through continuous innovation and U.S.-based manufacturing, AmpliTech is enabling the next generation of connectivity and communication systems. For further information, please visit www.amplitechgroup.com

Safe Harbor Statements

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that the words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Corporate Social Media

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LinkedIn: AmpliTech Group Inc

Company Contact:

Jorge Flores

Tel: 631-521-7831

Investors@amplitechgroup.com